Exhibit 99:

PRESS RELEASE	July 5, 2006
FOR IMMEDIATE RELEASE
Yadkin Valley Bank Reorganizes Into Holding Company and Announces Stock Repurchase
Elkin, NC-
On July 1, 2006, Yadkin Valley Financial Corporation (“the Company”) (NASDAQ: YAVY – news) acquired 100% of the voting shares of Yadkin Valley Bank and Trust Company (“Yadkin Valley Bank”) through a share exchange with the former shareholders of Yadkin Valley Bank. Shareholders approved the formation of the holding company at the annual meeting on May 25, 2006. Simultaneously, the Company also announced its intent to purchase up to 100,000 shares of its common stock.
Bill Long, President and CEO, stated, “We are excited about this event and the long-term opportunities that it creates. The reorganization provides additional sources of capital to fund our asset growth, flexibility in repurchasing stock, and equity investment opportunities. Our financial data and other filings will be more accessible to the investment community through the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval) reporting system. We welcome the opportunity to share the story of our bank, which is driven by our employees’ commitment to customer service, community involvement, and profitability for our shareholders. The holding company structure enables us to reach our current and potential investors more efficiently.”
Currently, Yadkin Valley Financial Corporation’s primary activity is to hold the stock of Yadkin Valley Bank. Yadkin Valley Bank, a community bank headquartered in Elkin, North Carolina, serves customers from twenty-three full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices are located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), and East Bend, Jonesville and Yadkinville (Yadkin County) under the Yadkin Valley Bank name. The offices in Mooresville and Statesville (Iredell County) and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank.” Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank.” Sidus Financial, LLC, a wholly owned subsidiary with headquarters in Greenville, North Carolina, provides mortgage banking services to customers in North Carolina, South Carolina, Virginia, Alabama, Arkansas, Delaware, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, Tennessee, and West Virginia.
For additional information contact:
William A. Long, President and CEO
(336) 526-6312
OR
Edwin E. Laws, CFO
(336) 526-6313
Source: Yadkin Valley Bank and Trust Company
This document contains Forward-Looking Statements that are subject to risks and uncertainties. These Forward-Looking Statements include information about possible or assumed future results of our operations. When we use any of the words “believes”, “expects”, “anticipates”, “confident” or similar expressions, we are making Forward-Looking Statements. Many possible events or factors could affect the future financial results and performance of the combined company. This could cause results or performance to differ materially from those expressed in our Forward-Looking Statements. You should consider these risks. These possible events or factors include the following: the merger may not be consummated; the bank may not be able to effectively merge the operations so as to achieve economies of scale; and our customer base may not remain loyal as a result of the merger.
*end of release*